Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-25315 and 333-25319) of Gentle Dental Service Corporation of our report dated February 28, 1997 which appears in Gentle Dental Service Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1997.



Price Waterhouse LLP

March 30, 1998
Portland, Oregon